Exhibit 5.1

June 29, 2009

Organa Gardens International Inc.

719 30th Avenue

Pointe-Calumet

Quebec, Canada  J0N 1G1

Re:

Organa Gardens International Inc.
Our File No. 25668.002

Ladies and Gentlemen:

You have requested an opinion with respect to certain matters in connection with the filing by Organa Gardens International Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering 7,500,000 shares of common stock (the “Shares”) to be issued pursuant to the Company 2009 Stock Incentive Option Plan (the “Plan”).

We have reviewed a copy of the Plan and the form of Stock Option Agreement to be used with the Plan.

In connection with this opinion, we have examined and relied upon the Company’s Articles of Incorporation, Minutes of the Meetings of the Board of Directors of the Company, a certificate of an officer of the Company as to factual matters, as well as the originals and copies, certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion contained herein.  We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to us as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filing are a prerequisite to the effectiveness thereof.

We have also reviewed previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed.  In addition, it will be represented by the shareholders being issued Shares in any option agreements, that none of the Shares are being issued for services in connection with any offer or sale of securities in a capital raising or to directly or indirectly maintain a market for the securities of the Company.

Organa Gardens International Inc.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable Shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Hopkins and Carley

Hopkins and Carley

a Law Corporation